Exhibit 99.1

News

For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone:	(203) 975-7110
Fax:	(203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES PRICING

OF $300 MILLION SENIOR NOTES OFFERING

STAMFORD, CT, September 4, 2013 — Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, announced today that it priced its previously announced private offering of senior unsecured notes and entered into an agreement to sell $300 million aggregate principal amount of 5 1⁄2% Senior Notes due 2022. The new notes will mature on February 1, 2022, and interest on the new notes will accrue and be payable semi-annually on each February 1st and August 1st, commencing February 1, 2014. The Company intends to use the net proceeds from this offering to repay outstanding revolving loans under its senior secured credit agreement, and as a result the Company will incur additional interest expense not previously contemplated.

The notes being sold by the Company will not initially be registered under the Securities Act of 1933, as amended, or the Securities Act, or under any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act. This press release does not constitute an offer to sell any

SILGAN HOLDINGS

September 4, 2013

security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

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Silgan Holdings is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.6 billion in 2012. Silgan operates 81 manufacturing facilities in North and South America, Europe and Asia. Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products. In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2012 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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